                                                                    EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT

                  This Agreement is entered into as of October 15, 2003 by and between Optika Inc., a Delaware corporation (the "COMPANY"), and Mark K. Ruport ("EXECUTIVE").

                  WHEREAS, the Company desires to obtain the services of Executive as President, Chairman and Chief Executive Officer; and

                  WHEREAS, Executive is willing to render such services to the Company upon the terms and conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed by and between the parties as follows:

                  1. Position and Duties.

                           a. Positions and Duties. During the Employment Term
(as defined in Section 2), the Company will employ Executive, and Executive shall serve, as the Company's Chairman, President and Chief Executive Officer. During the Employment Term, Executive shall perform such duties and responsibilities and possess such powers as shall be determined by the Board of Directors (the "BOARD") in its sole discretion.

                           b. Activities During Employment. During the
Employment Term, Executive will devote his skill and experience to the performance of his duties hereunder as his full-time (as opposed to part-time) occupation; provided, however, that Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder. Executive may serve on the board of directors of other companies with the permission of the Board.

                  2. Term. Executive's term of employment by the Company under this Agreement shall begin on the Effective Date and shall end on the third anniversary of the Effective Date (the "INITIAL EMPLOYMENT TERM") and shall continue for successive additional twelve (12) month periods thereafter (each continued term, an "EXTENDED EMPLOYMENT TERM"), unless (i) the Company or Executive, by written notice given to the other party no later than thirty (30) days prior to the third anniversary of the Effective Date during the Initial Employment Term, or no later than thirty days prior to the anniversary of the then current Extended Employment Term during an Extended Employment Term, determines not to renew the Employment Term, or (ii) sooner terminated as provided in Section 5. As used herein, the "EMPLOYMENT TERM" includes the Initial Employment Term and each Extended Employment Term.

                  3. Compensation.

                           a. Base Salary. For all services to be rendered by
Executive pursuant to this Agreement, Executive shall receive $240,000 on an annual basis, payable in equal installments in accordance with the Company's normal payroll practices ("BASE SALARY"). Executive's Base Salary will be subject to annual review by the Board in accordance with Company policy.

                           b. Incentive Compensation. Executive will be entitled
to receive such bonus or incentive compensation as established and determined by the Board from time to time in its sole discretion.

                  4. Other Benefits.

                           a. Benefits Generally. At the election of Executive,
Executive, his spouse and dependents shall be entitled to participate in the employee benefit plans and programs of the Company, if any, to the extent that Executive's position, tenure and salary and their age, health and other qualifications make them eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees, including Executive, at any time.

                           b. Expense Reimbursement. The Company shall pay or
reimburse Executive for reasonable travel, entertainment or other expenses incurred or paid by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policies established by the Board as in effect from time to time.

                           c. Stock Options. All stock options granted or to be
granted to Executive shall continue to be governed by the terms and conditions of the Optika Inc. 2003 Equity Incentive Plan (the "2003 PLAN") and the Optika Inc. 1994 Stock Option/Stock Issuance Plan, as amended (the "1994 PLAN") and any stock option agreements thereunder, as applicable; provided, however, that during the Employment Period and for the duration of any Severance Period thereafter (as defined in Section 6(c)(ii) herein), Executive shall be deemed to be in service to the Company, as such terms are defined under the 2003 Plan and the 1994 Plan, as applicable.

                           d. Indemnification; Director and Officer Insurance.
To the maximum extent permitted by law and the Company's Certificate of Incorporation and Bylaws and subject to any limitations set forth therein, the Company shall (i) indemnify and hold harmless Executive and his heirs, executors, personal representatives and estate from and against any all claims that may be asserted against any of them as a result or on in connection with Executive serving or having served as a director, officer, employee, plan administrator, trustee or in any other capacity with the Company or any of their subsidiaries or any employee benefit plan or trust of the

Company, including any and all judgments, settlements, costs and expenses (including attorneys' fees and other defense costs) in connection with any such claims, and (ii) if so requested by Executive or any of his heirs, executors, personal representatives and estate, advance their attorneys' fees and other defense costs in connection with any such claims, provided that the person or persons receiving such advancement agree to repay the same if and to the extent it is ultimately determined that such person or persons are not entitled to be indemnified by the Company. The foregoing indemnification obligation shall survive the termination of this Agreement in accordance with the Company's Certificate of Incorporation and Bylaws. During the Employment Term, the Company shall maintain a directors' and officers' liability insurance policy covering Executive in an amount reasonably determined by the Board.

                  5. Termination of Employment. The Employment Term shall terminate on the occurrence of any of the following:

                           a. For Cause. At the election of the Company, for
Cause (as defined in Section 8) immediately upon written notice by the Company to Executive.

                           b. Death or Disability. Immediately upon Executive's
death or Disability (as defined in Section 8).

                           c. Good Reason. At Executive's election, upon not
less than two (2) weeks prior written notice, for Good Reason (as defined in Section 8).

                           d. Other Reasons. At Executive's election, upon not
less than thirty (30) days prior written notice, or at the election of the Company, upon not less than thirty (30) days prior written notice of termination.

                           e. Expiration of the Agreement. Upon the expiration
of this Agreement as provided in Section 2 of this Agreement.

                  6. Effect of a Termination of Employment.

                           a. Termination for Cause or at Executive's Election.
In the event Executive's employment is terminated for Cause pursuant to Section 5(a), or Executive's employment is terminated at his election pursuant to
Section 5(d), the Company will (i) pay to Executive any Base Salary and accrued bonus or other incentive payments earned through the last day of Executive's actual employment by the Company and (ii) through the last day of Executive's actual employment by the Company, continue to provide the benefits then available to Executive and his eligible family members under Section 4 of this Agreement. Executive shall resign from any seat on the Board of the Company or its subsidiaries effective upon the date his employment is terminated for Cause pursuant to Section 5(a) or at Executive's election pursuant to Section 5(d).

                           b. Termination for Death or Disability. If
Executive's employment is terminated due to death or Disability pursuant to
Section 5(b), the Company will: (i) pay to

Executive (or his estate or a designated beneficiary) any earned and unpaid Base Salary and accrued bonus or other incentive payments through the date of death or Disability and (ii) for one (1) year following the date of Executive's death or Disability, continue to provide the benefits then available to Executive and his eligible family members under Section 4 of this Agreement to the extent permitted by law or any applicable insurance carrier.

                           c. Termination by the Executive for Good Reason or at
Election of the Company.

                                    (i) Generally. If the Company terminates
Executive's employment pursuant to Section 5(d) or elects not to renew this Agreement pursuant to Section 2, then the Company will continue to pay to the Executive (or, following his death, to his estate or designated beneficiary) his then current Base Salary and will continue to provide the benefits then available to Executive and his eligible family members under Section 4 of the Agreement for a period of twelve (12) months following the date of termination of Executive's employment with the Company. Executive shall resign from any seat on the Board of the Company or its subsidiaries effective upon the date his employment is terminated pursuant to Section 5(d).

                                    (ii) Following a Change of Control.
Notwithstanding Section 6(c)(i) of this Agreement, if within the eighteen (18) month period following the effective date of a Change of Control either Executive terminates his employment for Good Reason pursuant to Section 5(c) or the Company terminates Executive's employment pursuant to Section 5(d) or elects not to renew this Agreement pursuant to Section 2, then the Company will (A) pay to the Executive an amount equal to the greater of (i) $672,000 or thirty three
(33) months of his then current Base Salary as of the effective date of the Change of Control (the "TERMINATION AMOUNT") and (B) will continue to provide the benefits then available to Executive and his eligible family members under
Section 4 of the Agreement for a period commencing on the last day of Executive's actual employment with the Company (the "TERMINATION DATE") and ending one year thereafter (the "SEVERANCE PERIOD"); provided, however, that in the event that Executive secures full time employment prior to the end of the Severance Period with benefits substantially similar to those being paid for by the Company, he shall provide prior written notice to the Company and the Company shall no longer be required to provide such benefits as of the first date that Executive becomes eligible to receive such comparable benefits. In addition, during the Severance Period, Executive shall be deemed to be "in service" to the Company under the 2003 Plan and the 1994 Plan, and therefore any post-termination option exercise period under each of such plans shall not commence until the end of the Severance Period. Seventy Percent (70%) of the Termination Amount shall be payable to Executive on the Termination Date and the remaining thirty percent (30%) shall be payable on the last day of the Severance Period.

                           d. Settlement and Release Agreement. Notwithstanding
anything contained herein to the contrary, as a condition to the obligations of the Company under Section 6(c), Executive shall execute and deliver to the Company a settlement and mutual release agreement in the form attached hereto as Exhibit "A" dated as of the Termination Date.

                           e. Termination Obligations of Executive. During the
Severance Period, Executive agrees to (i) fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following any termination of Executive's employment and (ii) to reasonably cooperate in the resolution of any dispute, including litigation of any action, involving the Company that relates in any material respect to Executive's activities while employed by the Company; provided, however, that such reasonable cooperation shall not interfere with Executive's then full-time employment or require an unreasonable travel or time commitment on the part of Executive. Any out-of-pocket expenses incurred by Executive in the course of such cooperation at the request of the Company shall be reimbursed by the Company.

                  7. Noncompetition Agreement.

                           a. Executive covenants and agrees with the Company
that so long as he is employed by the Company and for the duration of the Severance Period, if any, Executive will not engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant, advisor, sole proprietor, stockholder, partner, member, manager, officer, director, independent contractor, trustee, joint venturer or in any other individual or representative capacity whatever, in the conduct or management of, or own any stock or other proprietary interest in, or debt of, any business organization, person, firm, partnership, association, corporation, enterprise or other entity that shall be engaged in any business (whether in operation or in the planning, research or development stage) that is a Competitive Business as of the date of termination, anywhere in the Restricted Territory, unless Executive shall obtain the prior written consent of the Company, given in its sole discretion, which consent shall make express reference to this Agreement. Notwithstanding the foregoing, Executive may make passive investments in any company whose stock is listed on a national securities exchange or traded in the over-the-counter market so long as he does not come to own, directly or indirectly, more than five percent (5%) of the equity securities of such company. For purposes of this Agreement, a business shall be considered a "Competitive Business" if it is in direct competition with any actual or proposed businesses of the Company or its subsidiaries as such businesses exist or are proposed in writing as of the Termination Date. The term "Restricted Territory" shall mean each and every county, province, state, city or other political subdivision of the United States in which the Company or its subsidiaries engage or have proposed in writing to engage in such businesses.

                           b. During the term of Executive's employment and for
a period of one year thereafter, without the express, prior written consent of the Company, Executive shall not engage in any of the following conduct:

                                    (i) Hire, attempt to hire or assist any
other person or entity in hiring or attempting to hire any current employee of the Company or any person who was a Company employee within the three (3) month period prior to the Termination Date.

                                    (ii) Solicit, divert, or take away, in
competition with the Company, the business or patronage of any customer of the Company as of the Termination Date.

                           c. The covenants contained in Section 7(a) shall be
construed as a series of separate covenants, one for each county, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 7(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 7 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

                           d. Without limitation of any of the provisions of
this Section 7, any payments to be made to Executive or for his benefit following termination of his employment with the Company pursuant to Section 6(c)(ii) of this Agreement shall be deemed to secure his agreements set forth in this Section 7 and such payments may be terminated by the Company if Executive fails to observe the agreements set forth in this Section 7 and fails to cure such failure within ten (10) days of receipt of written notice of such failure from Executive. In addition, any outstanding stock options held by Executive shall also terminate effective as of the last day of such ten (10) day period.

                           e. Executive (i) acknowledges that his skills and
experience are such that he can anticipate finding employment at a senior level in his profession, and (ii) represents and agrees that the restrictions imposed by this Section 7 on engaging in competitive business activities are necessary for the protection of the legitimate interests and competitive position of the Company and do not impose undue hardships on him, and but for this Section 7, the Company would not have entered into this Agreement.

                           f. The covenants of this Section 7(a) shall not be
applicable to Executive unless Executive has been terminated as provided in
Section 6(c)(ii) above.

                  8. Certain Definitions. For purposes of this Agreement, the following terms shall be defined to have the following meanings:

                           a. "CAUSE" shall mean (i) Executive's conviction of,
or plea of nolo contendere to, any felony, (ii) any act of dishonesty in any material respect or fraud made by Executive in connection with Executive's responsibilities as an employee, (iii) after written notice to Executive, Executive's willful refusal to perform Executive's material obligations under this Agreement or (iv) after written notice to Executive, Executive's material breach of any of Executive's covenants provided for in this Agreement; provided, however, that for purposes of determining whether any such Cause is present, no act or failure to act by Executive shall be considered "willful" if done or omitted to be done by Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company and/or required by applicable law.

                           b. "CHANGE OF CONTROL" of the Company shall mean the
occurrence during the Employment Term of any of the following events:

                                    (i) an acquisition by any "person" (as such
term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 Act, as amended (the "1934 ACT"), directly or indirectly, of "beneficial ownership" (as defined in Rule 13d-3 under the 1934 Act) of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

                                    (ii) the consummation of a merger or
consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

                                    (iii) A change in the composition of the
Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" means directors who either (A) are Directors as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                                    (iv) the consummation of the sale or
disposition by the Company of all or substantially all its assets.

                           c. "DISABILITY" shall mean Executive's inability, due
to a physical or mental disability, for a period of one hundred eighty (180) consecutive days during any three hundred sixty five (365) day period to perform, with or without reasonable accommodation, the services contemplated under this Agreement. A determination of Disability shall be made by a physician satisfactory to both Executive and the Company; provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties.

                           d. "GOOD REASON" shall mean (i) any material
diminution in Executive's duties, responsibilities, or authority, or change in Executive's position which results in Executive's duties, responsibilities or authority subsequent to the Change of Control not being equivalent in all material respects with the duties, responsibilities, or authority that Executive enjoyed with the Company immediately preceding the Change of Control; (ii) any material reduction in his level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs), or (iii) any request or requirement that Executive relocate outside of Colorado Springs.

                  9. Successors.

                           (a) Company's Successors. Any successor to the
Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession (a "SUCCESSOR"). For all purposes under this Agreement, the term "COMPANY," shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

                           (b) Executive's Successors. Without the written
consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  10. Notice Clause.

                           (a) Manner. Any notice hereby required or permitted
to be given shall be sufficiently given if in writing and delivered personally or by overnight delivery service, or upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party of such other address as shall have been designated by written notice by such party to the other party.

                           (b) Effectiveness. Any notice or other communication
required or permitted to be given under this Agreement will be deemed given on the day when delivered in person, or the third business day after the day on which such notice was mailed in accordance with Section 10(a).

                  11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of Colorado.

                  12. Arbitration.

                           (a) The parties agree that, subject to the Company's
right to seek injunctive relief for the breach of Executive's covenants pursuant to Section 7 herein, any disputes arising under this Agreement will be submitted to mandatory, final and binding arbitration before Judicial Arbitrator Group ("JAG") at its office in Denver, Colorado; provided, however, that in the event JAG ceases to provide arbitration services, JAG shall refer to the American Arbitration Association ("AAA"). Either party may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with JAG and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of JAG's Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration (or, if JAG then means the AAA, the commercial arbitration rules of the AAA then in effect). The parties will cooperate with JAG and with each other in promptly selecting a single arbitrator from JAG's panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs on an equal basis, subject to the power of the arbitrator to award costs and expenses to the prevailing party. Judgment upon a final award or any other final finding rendered by the arbitrator in the arbitration may be entered in any court having competent jurisdiction. The parties intend that arbitration be the sole remedy as to matters arbitrable. Arbitration shall be enforceable by appropriate proceedings at the request of either party.

                           (b) The arbitrator(s) shall apply Colorado law to the
merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by federal arbitration law without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Denver, Colorado for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

                           (c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION,
WHICH DISCUSSES ARBITRATION, EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

                  13. Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms of this Agreement, shall not affect the validity or enforceability of any other provision or term of this Agreement.

                  14. Amendment. This Agreement may not be amended or modified except by a written instrument signed by the Executive and a duly authorized officer of the Company.

                  15. Integration. This Agreement, including all exhibits attached hereto, represent the entire agreement and understanding between the parties as to the subject matter herein and amends, replaces and supersedes in its entirety all prior or contemporaneous agreements whether written or oral, including, without limitation, that certain letter agreement by and between the Company and Executive dated as of February 18, 1995. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

                  IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.



OPTIKA INC.


s/s Steven M. Johnson               10/15/2003
---------------------               ----------
By: Steven M. Johnson               Date
Title: Executive Vice President


OPTIKA INC.


s/s James T. Rothe                  10/15/2003
---------------------               ----------
By: James T. Rothe                  Date
Title: Director and Compensation Committee Chairman



EXECUTIVE:


Mark K. Ruport                      10/15/2003
---------------------               ----------
Mark K. Ruport                      Date

                                    EXHIBIT A



                                 GENERAL RELEASE

         THIS GENERAL RELEASE ("Release") is hereby granted by ___________ ("Executive") as of ______________ pursuant to the terms of Section 6(d) of that certain Employment Agreement by and between Optika Inc., a Delaware corporation ("Optika") and Executive dated as of October 15, 2003, as the same may be amended or modified as of and through the date hereof (the "Employment Agreement").

         1. RELEASE. In consideration for the post-termination benefits set forth in the Employment Agreement, Executive and each of his related parties, affiliates, successors and assigns (collectively, the "Executive Parties") hereby forever release, remise, acquit, and discharge Optika and any parent, subsidiary or affiliated entities, as well as their predecessors-in-interest, affiliates, related entities, employees, attorneys, agents, officers, directors, shareholders, members, managers, servants, successors, assigns, heirs, personal representatives, and administrators (collectively, the "Released Parties"), from any and all actions, causes of actions, claims, demands, damages, liability, costs, loss of services, expenses, and compensation whatsoever, including attorneys' fees, which they presently have or ever have had prior to the date hereof, including, without limitation, any claims related to or arising out of the Employment Agreement or Executive's employment or affiliation with Optika or any related entities.

         2. RELEASE OF UNKNOWN CLAIMS. It is the intention of the Executive Parties that this Release is a general release with regard to the performance, services, or fulfillment of duties of any kind, and shall be effective as a bar to each and every claim, demand, or cause of action that any of the Executive Parties may now, or ever, have against the Released Parties arising out of, related to, or in any way connected with the relationship of the parties on or before the date hereof or arising out of or in connection with the Employment Agreement. The Executive Parties recognize that they may have some claim, demand, or cause of action against the Released Parties of which they are totally unaware and unsuspecting, and that the Executive Parties are giving up such claims, demands, and causes of action by execution of this Release. It is the intention of the Executive Parties in executing this Release that it will deprive each of them of each such unknown claim, demand, and cause of action, and prevent any of them from ever asserting such unknown claim, demand, or cause of action against any of the Released Parties. The Executive Parties further understand, agree, and expressly intend that this Section 2 be construed as a waiver by the parties of the protections offered, if any, by the California Civil Code Section 1542, or any similar statute or rule of law.

         3. NO FUTURE SUITS. Each of the Executive Parties agrees that it will not individually, or in concert with others, by virtue of judicial or administrative proceedings, of any kind whatsoever, make or cause to be made, acquiesce in, or assist in the bringing of any future suit or other action against any of the Released Parties for any damages or other relief for any reason whatsoever, provided, however, that this Section 3 shall not be construed to prohibit Executive from bringing an action to enforce any breach or default under the Employment Agreement with respect to the payment of the post-termination benefits set forth in Section 4 therein.

         4. AUTHORITY TO EXECUTE. Executive represents and warrants that he is fully authorized to execute and deliver this Release on behalf of each of the Executive Parties.

         5. INDEMNIFICATION UNDER OPTIKA'S CERTIFICATE OF INCORPORATION AND BYLAWS. Nothing in this Release shall be construed so as to release the Released Parties from any obligation to indemnify the Executive Parties following the date hereof pursuant to Optika's Certificate of Incorporation and Bylaws for any indemnifiable third party claims thereunder.



                                             Executive


                                             ----------------------------
                                             Printed Name:


                                             ----------------------------
                                             Date